Exhibit 99.1

FOR IMMEDIATE RELEASE

March 2, 2015

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Completes Acquisition of Florida Bank Group, Inc.

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 127-year-old IBERIABANK (www.iberiabank.com), announced completion of the acquisition of Florida Bank Group, Inc. (“Florida Bank Group”) and its subsidiary bank, Florida Bank, both of which were based in Tampa, Florida. The acquisitions, including the merger of Florida Bank with and into IBERIABANK, were completed effective on February 28, 2015. The branch and operating systems conversions are expected to be completed within the next 30 days.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation, commented, “We are excited to officially welcome the Florida Bank Group shareholders, associates, Board of Directors, and clients. The Tampa Bay market offers tremendous opportunities to expand our high-quality client base and branch footprint. With the legal closing of this transaction now completed, Susie Martinez serves as our Florida Regional President. The timing is ideal to add such an experienced leader to our team to leverage the investments we have made and are making in the State and expand our Florida client base. We are confident that under Susie’s leadership, our Florida franchise will achieve continued success and experience favorable future growth.”

Susan Martinez, former President and Chief Executive Officer of Florida Bank Group, commented, “The completion of this merger transaction is a momentous event for our shareholders. In addition, our people, clients, and communities will benefit from IBERIABANK’s financial strength and stability, competitive products and services, and unique strategic direction. We are excited to now be a part of the IBERIABANK family, and I look forward to serving in my expanded role.”

Under the terms of the Agreement and Plan of Merger, Florida Bank Group common stock shareholders shall receive $7.81 in cash plus 0.149 of a share of IBERIABANK Corporation common stock for each outstanding share of Florida Bank Group common stock. The number of IBERIABANK Corporation shares issued in the merger is based on the weighted average trading price of the Company’s common stock during the 15-trading day period ended February 27, 2015, of $62.63. Based on the Company’s closing common stock price of $63.12 per share on February 27, 2015, the aggregate value of the cash and common stock received at the time of closing was $17.21 per share of Florida Bank Group common stock. Instructions regarding the process to exchange shares will be sent to Florida Bank Group common shareholders within five business days from the effective date.

Florida Bank Group had 13 offices including eight offices in the Tampa Bay area (four offices in Hillsborough County and four offices in Pinellas County), three offices in Jacksonville, one office in each Tallahassee and Sarasota. At December 31, 2014, Florida Bank Group had total assets of $571 million, gross loans of $319 million, and total deposits of $404 million.

IBERIABANK Corporation

The Company is a financial holding company with 294 combined offices, including 202 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 23 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 57 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in five states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $2.2 billion, based on the NASDAQ Global Select Market closing stock price on February 27, 2015.

The following 12 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected benefits of the merger with Florida Bank Group. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurance that the expected returns and other benefits of the merger to shareholders will be achieved. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors that the parties are unable to implement; reputational risks and the reaction of the parties’ customers to the merger; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2014, and other documents filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, the Company claims protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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